                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           AVIATION DISTRIBUTORS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

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    (4) Date Filed:

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

                             AVIATION DISTRIBUTORS, INC.
                                 One Capital Drive
                           Lake Forest, California 92630


                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD AUGUST 14, 1998

                     (APPROXIMATE MAILING DATE:  JULY 10, 1998)


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of AVIATION DISTRIBUTORS, INC., a Delaware corporation (the "Company"), will be held at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, on Friday, August 14, 1998 at 2:00 P.M. local time, for the following purposes:

     1. To elect five members of the Board of Directors to serve until the next Annual Meeting of Stockholders;

     2. To consider and act upon the ratification of the appointment of Grant Thornton, LLP as the independent public accountants of the Company for the fiscal year ending December 31, 1998; and

     3. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on June 30, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Only holders of the Company's Common Stock at the close of business on the record date are entitled to vote at the Meeting.

     You are cordially invited to attend the Meeting in person. However, whether you plan to attend or not, we urge you to complete, date, sign, and return the enclosed proxy promptly in the envelope provided, to which no postage need be affixed if mailed in the United States, in order that as many shares as possible may be represented at the Meeting.


                         BY ORDER OF THE BOARD OF DIRECTORS


                            ---------------------------
                            Bruce H. Haglund, Secretary


                              Lake Forest, California
                                    July 10, 1998

                            AVIATION DISTRIBUTORS, INC.
                                 One Capital Drive
                           Lake Forest, California 92630

                            PRELIMINARY PROXY STATEMENT

                                   July 10, 1998

                              -----------------------

                              SOLICITATION OF PROXIES

DATE, TIME, AND PLACE

        This Proxy Statement and the accompanying proxy/voting instruction card ("Proxy Card") are being mailed beginning on or about the date shown above, to holders of common shares (the "Stockholders") in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or "Board") of AVIATION DISTRIBUTORS, INC., a Delaware corporation (the "Company"), to be used at the Annual Meeting of Stockholders (the "Meeting"), to be held at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, on Friday, August 14, 1998 at 2:00 P.M. local time, or any adjournment thereof.

QUORUM  AND VOTING

        Proxies are solicited to give all Stockholders of record at the close of business on June 30, 1998 (the "Record Date"), an opportunity to vote on matters that come before the Meeting. Shares of Common Stock (the "Shares") can be voted only if the Stockholder is present in person or is represented by proxy. The presence in person or by proxy of the holders of a majority of the total outstanding voting Shares is necessary to constitute a quorum at the Meeting.

        When your Proxy Card is returned properly signed, the Shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed Proxy Card. If your Proxy Card is signed and returned without specifying choices, the Shares will be voted as recommended by the Board of Directors. Abstentions marked on the Proxy Card and broker non-votes are voted neither "for" nor "against" items being voted upon, but are counted in the determination of a quorum.

        As of the record date, there were 3,165,000 Shares outstanding. Each outstanding Share is entitled to one vote on each matter properly brought before the Meeting other than the election of Directors which is by cumulative voting.

SOLICITATION AND COST

        The Company will bear all costs and expenses related to this solicitation of proxies by the Board of Directors, including the costs of preparing, printing, and mailing to the Stockholders this Proxy Statement and accompanying materials. In addition to the solicitation of proxies by use of the mails, the Directors, officers, and employees of the Company, without receiving additional compensation, may solicit proxies personally, by telephone, or by any other means of communication.

REVOCABILITY OF PROXY

        If you wish to give your proxy to someone other than the persons designated by the Board of Directors, all names appearing on the enclosed Proxy Card must be crossed out and the name of another person or persons inserted. The signed card must be presented at the Meeting by the person or persons representing you. You may revoke your proxy at any time before it is voted at the Meeting by executing a later-dated proxy, by voting by ballot at the Meeting, or by filing a written revocation of your proxy with the Company before the Meeting.

        YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If you do attend, you may vote by ballot at the Meeting, thereby canceling any proxy previously given.

        As a matter of policy, proxies, ballots, and voting tabulations that identify individual Stockholders are kept private by the Company. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing Proxy Cards and tabulating the vote. The vote of any Stockholder is not disclosed except as may be necessary to meet legal requirements.

DOCUMENTS  INCORPORATED BY REFERENCE

        The Company specifically incorporates the Financial Statements for the year ended December 31, 1997, filed as part of the 1997 Annual Report on Form 10-KSB in response to Item 13 of the 10-KSB. The Annual Report and attached Financial Statements should have been enclosed in the mailing containing this Proxy Statement. If you did not receive a copy of the Annual Report and attached Financial Statement, please contact the Company and request that the information be sent to you. A copy of the 1997 Annual Report may be obtained from the Company without cost to the requesting Stockholder by contacting the Company.

                  VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

VOTING SECURITIES

     As of the Record Date for the Annual Meeting of Stockholders, the number of issued and outstanding shares of Common Stock totaled 3,165,000.

PRINCIPAL STOCKHOLDERS

     The following table sets forth information concerning the beneficial ownership of the Company's Shares as of April 30, 1998 for (i) each current Director and each nominee for Director (ii) each named executive officer of the Company as defined in 402(a)(2) of Regulation S-B of the Securities Act of 1933,
(iii) all persons known by the Company to beneficially own more than 5% of the Company's voting Shares, and (iv) all executive officers and Directors of the Company as a group.

          NAME AND ADDRESS OF
          BENEFICIAL OWNER(1)           NUMBER OF SHARES (2)     PERCENT OF TOTAL (3)
          -------------------           --------------------     --------------------
          Victor Z. Buendia                    1,250     (4)              *

          Bruce H. Haglund (4)                12,500     (4)              *

          Gary L. Joslin                       -0-                      0.0%

          Dirk O. Julander, Trustee (5)    1,836,050     (5)           57.1%

          Daniel C. Lewis                     10,000     (4)              *

          Kenneth A. Lipinski                  -0-                      0.0%

          Elizabeth R. Morgan                  2,750     (6)              *

                                          3


          Saleem S. Naber                        -0-                    0.0%

          Laura M. Villafuerte                 1,250     (4)              *

          William T. Walker, Jr.              10,000     (4)              *

          Jeffrey G. Ward                      6,500     (7)              *

          All officers and Directors (8)   1,879,050                   57.7%
             as a group (11 persons)

     *Less than 1%.

----------------------------------
 (1) Unless otherwise noted, the Company believes that all Shares are beneficially owned and that all persons named in the table or family members have sole voting and investment power with respect to all Shares owned by them. Unless otherwise indicated, the address of each Stockholder is One Capital Drive, Lake Forest, California 92630.
 (2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options.
 (3) Assumes 3,165,000 Shares outstanding plus the number of Shares issuable to each person named upon the exercise of presently exercisable stock options held by such person. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.
 (4) Represents stock options presently exercisable at $5.00 per share.
 (5) Includes 51,050 stock options presently exercisable at $5.00 per share.
     The Shares included as beneficially owned by Mr. Julander are held by him in his capacity as trustee of a voting trust established in November 1997 by Osamah S. Bakhit, the founder and former Chairman of the Board and Chief Executive Officer of the Company. The voting trust vests sole voting and investment power with Mr. Julander until the termination of the voting trust (no later than January 1, 2000).
 (6) Includes 1,250 stock options presently exercisable at $5.00 per share.
 (7) Includes 5,000 stock options presently exercisable at $5.00 per share.
 (8) Includes stock options presently exercisable at $5.00 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In December 1995 and December 1996, the Company loaned Osamah S. Bakhit, the founder and former Chairman of the Board and Chief Executive Officer of the Company, $328,718 and $80,000, respectively. The loans bear interest at the rate of 6% per annum. Although the loans were scheduled to be repaid in December 1997, the Company's Board of Directors approved the deferral of principal and interest payments until December 31, 1998 in consideration of Mr. Bakhit's personal guaranty of the Company's current credit facility with BNY Financial Corporation ("BNYFC") and his pledge of 1,000,000 of his Shares to BNYFC to secure the indebtedness of the Company in February 1998.

     In 1996, Mr. Bakhit and his wife personally guaranteed the Company's credit facility with Far East Bank, which facility was repaid by the Company in June 1997 when the Company obtained a replacement credit facility. A portion of the proceeds of the Company's initial public offering was used to repay a portion of the Company's indebtedness to Far East Bank.

     In January 1997, the Company borrowed an aggregate of $400,000 (the "Employee Loans") from certain of its employees, including Mr. Bakhit, Mark W. Ashton, the Company's former Chief Financial Officer, Jeffrey G. Ward, the Company's Executive Vice President, and Elizabeth R. Morgan, the Company's Vice President, Consignment and Domestic Sales. The proceeds of the Employee Loans were used for working capital, paid interest at the rate of 14% per annum, and were repaid out of the proceeds of the Company's initial public offering in March 1997.

      Gibson, Haglund & Johnson, the law firm in which Bruce H. Haglund, a member of the Board of Directors, is a principal, received compensation for legal services rendered to the Company of $63,900 in 1997 and $10,600 in 1996. Mr. Haglund was also granted stock options in 1996 to purchase 10,000 shares of Common Stock of the Company at $5.00 per share, of which 2,500 options are currently exercisable, and additional stock options in 1997 to purchase 10,000 shares of Common Stock of the Company at $5.00 per share, all of which are currently exercisable.

COMPLIANCE WITH SECTION 16 (a) OF THE EXCHANGE ACT

     Section 16 (a) of the Securities Exchange Act requires the Company's officers, Directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, Directors, and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16 (a) forms they file. The Company believes that all filing requirements applicable to its officers, Directors, and greater than 10% beneficial owners were complied with in 1997.

BOARD OF DIRECTORS

     The Board of Directors has the responsibility for establishing broad corporate policies and for overseeing the overall performance of the Company. However, in accordance with corporate governance principles, the Board is not involved in day-to-day operating details. Members of the Board of Directors are kept informed of the Company's business through discussions with the officers of the Company, by reviewing analyses and reports sent to them, and by participating in Board and committee meetings.

     The Board held five formal meetings during 1997. All Directors attended more than 75% of the Meetings held. In addition to formal meetings, the Board met numerous times informally.

COMMITTEES

     In July 1997, the Board of Directors elected Messrs. Haglund, Lewis, and Walker to the Company's Audit Committee. The Audit Committee is responsible for recommending to the Board of Directors the engagement of the independent auditors of the Company and reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Company, audit practices, and the professional services furnished by independent
auditors.   The Audit Committee held five formal Audit Committee meetings in
1997. All members of the Audit Committee attended more than 75% of the Audit Committee meetings. In addition to formal meetings, the Audit Committee met numerous times informally.

     In September 1997, the Company formed an Executive Committee comprised of the Company's Chief Executive Officer, Chief Operating Officer, and Chairman of the Audit Committee. In November 1997, at the time of the resignation of Mr. Bakhit as the Company's Chief Executive Officer, the Executive Committee was expanded to include the Company's Executive Vice President and Vice President-Finance. The current members of the Executive Committee are Saleem S. Naber, the Chief Executive Officer, Kenneth A. Lipinski, the Chief Operating Officer, Bruce H. Haglund, Chairman of the Audit Committee, Jeffrey G. Ward, the Executive Vice President, and Gary L. Joslin, the Vice President-Finance and Chief Financial Officer. Mr. Lipinski is the current chairman of the Executive Committee. The Committee meets regularly to oversee the Company's operations.

COMPENSATION OF DIRECTORS

     The Company's policy is to pay $2,500 quarterly to Directors who are not employees or consultants of the Company for their services as directors. The Company reimburses reasonable out-of-pocket expenses of directors for attendance at meetings. Members of the Board of Directors are also eligible to receive stock option grants. In 1996, Mr. Haglund received options to purchase 10,000 Shares at $5.00 per share, and Messrs. Haglund, Lewis, and Walker each received options to purchase 10,000 Shares at $5.00 per share.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Certificate of Incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law, its directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under Delaware law, the directors have a fiduciary duty to the Company which is not eliminated by this provision of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each Director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to the Company for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the director's responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. In addition, the Company has obtained liability insurance for its officers and directors.

     The Certificate of Incorporation also provides that the Company shall indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, all of its present and former officers and directors, and any party agreeing to serve as an officer, director or trustee of any entity at the Company's request, in connection with any civil or criminal proceeding threatened or instituted against such party by reason of actions or omissions while serving in such capacity. Indemnification by the Company includes payment of expenses in defense of the indemnified party in advance of any proceeding or final disposition thereof. The rights to indemnification provided in this provision do not preclude the exercise of any other indemnification rights by any party pursuant to any law, agreement or vote of the stockholders or disinterested directors of the Company.

     Section 145 of the Delaware General Corporation Law generally allows the Company to indemnify the parties described in the preceding paragraph for all expenses, judgments, fines, and amounts in settlement actually paid and reasonably incurred in connection with any proceedings so long as such party acted in good faith and in a manner reasonably believed to be in or not opposed to the Company's best interests and, with respect to any criminal proceedings, if such party had no reasonable cause to believe his or her conduct to be unlawful. Indemnification may only be made by the Company if the applicable standard of conduct set forth in Section 145 has been met by the indemnified party upon a determination made (1) by the Board of Directors by a majority vote of directors who are not parties to such proceedings, or (2) if there are no such directors or at the order of such directors, by independent legal counsel in a written opinion, or (3) by the stockholders.

                               ELECTION OF DIRECTORS
                            (Item #1 on the Proxy Card)

     The Certificate of Incorporation, as amended (the "Certificate"), of the Company provides that the number of Directors shall consist of not less than three and not more than 12 members. The Certificate also provides for a "classified" Board of Directors, dividing the Directors into three classes, designated Class I, Class II, and Class III, with each class consisting of
one-third of the total number of Directors, as nearly as possible.   The term
of the initial Class I Directors was to terminate at the 1997 annual meeting of stockholders, the term of the initial Class II Directors was to terminate at the 1998 meeting, and the term of the initial Class III Directors was to terminate at the 1999 meeting. The Certificate provides that successors to the class of directors whose term was to expire at each annual meeting of stockholders are to be elected for a three-year term.

     Although the Company is a Delaware corporation, under Section 2115 of the California Corporations Code, certain provisions of the California Corporations Code apply to the Company because of the residence of the Company's stockholders and the extent of its business operations and assets in California. The provisions include those pertaining to the requirement of cumulative voting and those allowing classified boards of directors for "listed" corporations. Because the Company does not qualify under California law for a classified Board, the Directors to be elected at the Meeting will be elected until the next annual meeting of the stockholders.

     Five members of the Board of Directors are to be elected at the Meeting. The five nominees selected by the Board of Directors are listed on the following pages. Stockholders have cumulative voting rights when voting for Directors; accordingly, any Stockholder may multiply the number of Shares he or she is entitled to vote by the number of Directors to be elected and allocate votes among the candidates in any manner. There are no conditions precedent to the exercise of the right to cumulate votes in the election of Directors of the Company: Stockholders may exercise such cumulative voting rights, either in person or by proxy, with or without advance notice to the Company. The five Director nominees receiving the highest number of votes will be elected. Any Shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote.

     The Board of Directors intends to vote proxies equally for the five nominees unless otherwise instructed on the Proxy Card. If you do not wish your Shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the Proxy Card.

     If at the time of the Meeting one or more of the nominees have become unavailable to serve, Shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors.

     Directors elected at the Meeting will hold office until the next Annual Meeting or until their successors have been elected and qualified. For each nominee there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of January 1, 1998.


NOMINEES FOR ELECTION AS DIRECTORS

     The names, ages, and positions of the nominees for election as Directors are as follows:

NAME                     AGE  POSITION WITH THE COMPANY                  FIRST ELECTED
Bruce H. Haglund         47   Director, Secretary, Chairman of               1996
                              the Audit Committee


                                        7


Gary L. Joslin           61   Vice President-Finance, Chief Financial         -
                                    Officer, Director Nominee
Daniel C. Lewis          48   Director, Member of the Audit Committee        1997
Saleem S. Naber          68   Chief Executive Officer, Director Nominee       -
William T. Walker, Jr.   66   Director, Member of the Audit Committee         -


BRUCE H. HAGLUND, SECRETARY AND DIRECTOR. Mr. Haglund has served as General Counsel of the Company since 1992 and has served as Secretary and a director of the Company from June 1996 to present. Since 1994, Mr. Haglund has been a partner in the law firm Gibson, Haglund & Johnson. Prior to 1994, Mr. Haglund was a principal in the law firm of Phillips, Haglund, Hadden & Jeffers. From 1984 to 1991, he was a partner at the law firm of Gibson & Haglund. Mr. Haglund is also a member of the Board of Directors of GB Foods Corporation and the Secretary of Metalclad Corporation, both public companies traded on the Nasdaq SmallCap Market, and the Secretary of Renaissance Golf Products, Inc., a public company whose stock is traded on the OTC/BB. Mr. Haglund has
a J.D. from the University of Utah College of Law.   Mr. Haglund is also the
Chairman of the Audit Committee of the Board and a member of the Executive Committee of the Company.

GARY L. JOSLIN, CHIEF FINANCIAL OFFICER, VICE PRESIDENT - FINANCE. Mr. Joslin, who became Chief Financial Officer and Vice President - Finance in April 1998, served as a management and financial consultant prior to joining ADI. Previously, he served as a senior financial executive in the wholesale and retail segments of the building materials and equipment industry for companies ranging in size from $70 million to $450 million, including White Cap Industries and Prime Source, Inc. He also served in numerous financial positions with Wickes Companies, a multi-billion-dollar conglomerate involved in retailing, wholesaling, and manufacturing. Mr. Joslin holds a Bachelor of Science degree in accounting from California State University - Long Beach and is a licensed CPA. Mr. Joslin is also a member of the Executive Committee of the Company.

DANIEL C. LEWIS, DIRECTOR. Mr. Lewis became a director of the Company in March 1997. Mr. Lewis currently serves as a Senior Vice President of Booz-Allen & Hamilton, Inc. ("Booz-Allen") where he heads the firm's worldwide engineering manufacturing businesses of aerospace, automotive and industrials. At Booz-Allen, Mr. Lewis is a member of the Commercial Leadership Team, Operating Council, and is a former Director of the Company. Prior to joining Booz-Allen, Mr. Lewis was a materials manager in Warner-Lambert's consumer products group. Prior to Warner-Lambert, Mr. Lewis was with Sundstrand working in the machine tool and aerospace business. Mr. Lewis has a B.S. in industrial supervision and a B.A. in applied science from Purdue University and an M.B.A. from Fairleigh Dickinson University. Mr. Lewis is also a member of the Audit Committee of the Board.

SALEEM S. NABER, CHIEF EXECUTIVE OFFICER, PRESIDENT AND DIRECTOR.  Mr.
Naber, who became Chief Executive Officer, President and a Director of the Company in April 1998, has 40 years of experience in the aerospace industry, exclusively with Lucas Aerospace and Western Gear Corporation, acquired by Lucas in 1988. His responsibilities with Lucas ranged from Design Engineer of Precision Products to President of Lucas Western, Inc., the $400 million U.S. division of Lucas. Mr. Naber's most recent post was Managing Director of Lucas Aerospace, Aircraft Systems Division. Mr. Naber received a Bachelor of Science degree in electrical engineering from the University of California - Berkeley and pursued post-graduate courses at the University of Southern California and the University of California - Los Angeles. Mr. Naber is also a member of the Executive Committee of the Company.

WILLIAM T. WALKER, JR., DIRECTOR. Mr. Walker became a director of the Company in March 1997. Mr. Walker founded Walker Associates, a corporate finance consulting firm for investment banking, in 1985 and has participated in or been instrumental in completing over $250 million in public and private offerings since its inception. Prior to forming Walker Associates, Mr.
Walker served as executive Vice President, Manager of Investment Banking, Member of the Board and Executive Committee and Chairman of the Underwriting Committee for Bateman Eichler Hill Richards, a New York Stock Exchange Member firm. Mr. Walker is also a member of the Board of Directors of Fortune Petroleum

Corporation and Go-Video, Inc., both public companies traded on the American Stock Exchange. Mr. Walker attended Stanford University. Mr. Walker is also a member of the Audit Committee of the Board.

     Management intends to vote for the directors as nominated.

EXECUTIVE OFFICERS

     The names, ages, and positions of the Company's executive officers, who are not also nominees for Directors, as of April 30, 1998 are as follows:

NAME                     AGE  POSITION WITH THE COMPANY               FIRST ELECTED
Kenneth A. Lipinski      55   Interim Chief Operating Officer         1997
                              Chairman of Executive Committee
Jeffrey G. Ward          38   Executive Vice President                1996
Victor Z. Buendia        40   Vice President, Latin and South         1996
                              American Sales
Elizabeth R. Morgan      34   Vice President, Consignment and         1996
                              Domestic Sales
Laura M. Villafuerte     30   Controller                              1996



KENNETH A. LIPINSKI, INTERIM CHIEF OPERATING OFFICER. Mr. Lipinski has over 30 years experience as President, Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer of companies in the telecommunications, real estate, mortgage banking, and retail clothing industries. These companies ranged in size from $20 million to $250 million in annual revenue and were closely-held or publicly-traded, NYSE-listed companies. Mr. Lipinski's business career commenced at Arthur Andersen & Co., where he spent eight years immediately after graduating from the University of Notre Dame. He has a CPA and California real estate brokers licenses and is a member of the Young Presidents Organization. Mr. Lipinski is also a member of the Executive Committee of the Company.

JEFFREY G. WARD, EXECUTIVE VICE PRESIDENT. Mr. Ward has over 16 years of aircraft experience and currently oversees and lends leadership to the extensive sales team at ADI. Prior to joining the Company in 1993, Mr. Ward was a sales representative for System Industries. He was a sales consultant to the aerospace industry with key accounts including the U.S. military and major aerospace manufacturers. Prior to System Industries, Mr. Ward was a sales representative for Eastman Kodak Company. Mr. Ward also served in the United States Marine Corps for seven years as a naval aviator. Mr. Ward has a B.A. in economics and German from University of Virginia. Mr. Ward is also a member of the Executive Committee of the Company.

VICTOR Z. BUENDIA, VICE PRESIDENT, LATIN AND SOUTH AMERICAN SALES. Mr. Buendia has five years of aircraft experience. Mr. Buendia is responsible for all of the Company's major Latin America accounts. Prior to joining the Company in 1992, Mr. Buendia owned and operated his own business and brings valuable marketing, communication and sales skills to ADI.

ELIZABETH R. MORGAN, VICE PRESIDENT, CONSIGNMENT AND DOMESTIC SALES.
Ms. Morgan has 13 years of experience in aircraft parts sales. Ms. Morgan is responsible for the operations and sales of the Company's consignment sales. Prior to joining the Company in 1994, Ms. Morgan was the Director of Marketing for Pacific Airmotive, a division of UNC. In addition, Ms. Morgan has worked for several other companies in aircraft sales.

LAURA M. VILLAFUERTE, CONTROLLER. Ms. Villafuerte has over four years of public accounting experience and is a Certified Public Accountant. Currently, Ms. Villafuerte manages the Company's finance and accounting departments and is responsible for financial reporting and the Company's treasury. From 1991 to 1996, Ms. Villafuerte worked for Arthur Andersen LLP, where she supervised audit engagements and prepared and reviewed financial reports. Ms. Villafuerte has a B.S. in accounting from the University of Southern California.

                        REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation programs are designed to link executives' compensation to the performance of the Company. The annual salary paid to executives over the past three years reflect fixed amounts that are deemed competitive for executives with comparable ability and experience in the industry.

COMPENSATION OF OFFICERS

SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------------------------
                  ANNUAL COMPENSATION                                 LONG-TERM COMPENSATION
-------------------------------------------------------------------------------------------------------
  NAME AND                                             OTHER              AWARDS             PAYOUTS            ALL
  PRINCIPAL                YEAR    SALARY    BONUS     ANNUAL    --------------------------------------
  POSITION                           ($)      ($)      COMPEN-   RESTRICTED     OPTIONS/      LTIP             OTHER (1)
                                                       SATION    STOCK ($)      SARS (#)    PAYOUTS ($)
                                                         ($)
------------------------------------------------------------------------------------------------------------------------
Osamah S. Bakhit           1996    116,000   49,000    41,200        -             -            -                 -
                           ---------------------------------------------------------------------------------------------
   CEO (2)                 1997    268,885   70,000    73,683        -             -            -                 -
------------------------------------------------------------------------------------------------------------------------
Elizabeth R. Morgan        1996    116,156        -         -        -             -            -                 -
                           ---------------------------------------------------------------------------------------------
    VP                     1997    214,359        -         -        -             -            -                 -
------------------------------------------------------------------------------------------------------------------------
Jeffrey G. Ward            1996    181,482        -    15,000        -             -            -                 -
                           ---------------------------------------------------------------------------------------------
   Exec. VP                1997    172,024        -         -        -             -            -                 -
------------------------------------------------------------------------------------------------------------------------
Mark W. Ashton             1996     59,423        -         -        -             -            -                 -
                           ---------------------------------------------------------------------------------------------
   CFO (3)                 1997    140,385        -    11,858        -             -            -                 -
------------------------------------------------------------------------------------------------------------------------
Victor Z. Buendia          1996     99,630        -         -        -             -            -                 -
                           ---------------------------------------------------------------------------------------------
   VP                      1997    118,288        -         -        -             -            -                 -
------------------------------------------------------------------------------------------------------------------------

(1) The remuneration described in the table does not include the cost to the Company of benefits furnished to the named executive officers, including premiums for health insurance and other personal benefits provided to such individual that are extended to all employees of the Company in connection with their employment. The value of such benefits cannot be precisely determined; however, the executive officers named above did not receive other compensation in excess of the lesser of $50,000 or 10% of such officers' cash compensation. Other annual compensation consists of automobile lease payments, automobile insurance, and certain other perquisites paid by the Company.
 (2) Mr. Bakhit resigned as the Company's Chief Executive Officer in November 1997.
 (3) Mr. Ashton resigned as the Company's Chief Financial Officer in November 1997.

OPTION GRANTS IN LAST FISCAL YEAR--INDIVIDUAL GRANTS

     No options were granted to employees of the Company in 1997. Options to purchase 30,000 shares of Common Stock were granted to Directors in 1997 at an exercise price of $5.00 per share. See "Compensation of Directors" above.

AGGREGATED OPTION/SAR EXERCISES IN THE YEAR ENDED MAY 31, 1996, AND OPTION
     VALUES AT MAY 31, 1996

     The following table sets forth the number of options, both exercisable and unexercisable, held by each of the named executive officers of the Company and the value of any in-the-money options at December 31, 1997 (assuming a market value of $5.00 per share on December 31, 1997):

                                                   Number of
                                                   Securities
                                                   Underlying
                                                   Unexercised          Value of
                                                 Options/SAR's at     in-the-Money
                                                   December 31,       December 31,
                       Shares                          1997               1997
                      Acquired       Value             ----               ----
                     on Exercise    Realized      Exercisable/        Exercisable/
                         (#)           ($)        Unexercisable       Unexercisable
                     -----------    --------      -------------       -------------
Osamah S. Bakhit         -0-           -0-         51,050/-0-             $0/$0
Elizabeth R. Morgan      -0-           -0-          1,250/4,750           $0/$0
Jeffrey G. Ward          -0-           -0-          5,000/10,000          $0/$0
Mark W. Ashton           -0-           -0-          3,333/6,667           $0/$0
Victor Z. Buenida        -0-           -0-          1,250/4,750           $0/$0


                    RATIFICATION OF APPOINTMENT OF AUDITORS
                             (Item #2 on Proxy Card)

     The Board of Directors has selected Grant Thornton LLP as independent public accountants for the Company for the fiscal year ending December 31, 1998, subject to the approval of the Stockholders. Ratification of the appointment of auditors requires a majority of the votes cast thereon. Any Shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote. If the Stockholders do not ratify this appointment, other independent auditors will be considered by the Board or Directors upon recommendation of the Audit Committee.

     On August 29, 1997, Arthur Andersen LLP, the Company's former independent auditor (the "Former Auditor") withdrew its previously issued reports on the Company's financial statements dated December 31, 1994, 1995, and 1996 and June 30, 1996 (collectively, the "Withdrawn Reports"). The Former Auditor also resigned on that same date.

     In a letter to the Company's Audit Committee, the Former Auditor advised the Company that it believed that the Company (i) prepared false sales invoices and provided them to the Company's former bank to obtain financing; (ii) that the Company prepared false documents and provided them to the Former Auditor to support the collectibility of accounts receivable balances; and (iii) that the Company prepared false documents which resulted in inappropriate recording of sales at December 31, 1996 on orders that had not been shipped as of that date. The Former Auditor also advised the Company that it believed that the foregoing matters had a material impact on the Company's December 31, 1996 financial statements and that they occurred with the knowledge and involvement of management of the Company. Based on its beliefs, the Former Auditor was unwilling to continue to rely on management's representations in connection with its audits of the Company's financial statements and unwilling to serve as the Company's independent public accountant.

     None of the Withdrawn Reports contained an adverse opinion or disclaimer of opinion, nor were the Withdrawn Reports qualified or modified as to uncertainty, audit scope, or accounting principles.

     In May 1996, the Former Auditor informed the Company of significant deficiencies in the design and operation of its internal controls that it had observed in connection with its audit of the Company's December 31, 1995 financial statements. The Company addressed these deficiencies by hiring a new Chief Financial Officer and a new Chief Accounting Officer in June 1996, as well as implementing changes in its internal controls.

     In connection with the December 31, 1996 audit, the Former Auditor proposed an adjustment to the bad debt reserve for $100,000. The matter was discussed with management and an adjustment was made which satisfied the Former Auditor, who then issued an unqualified report for that period. In connection with limited review procedures performed on the quarter ended March 31, 1997, the Former Auditor became aware of the fact that certain receivables were collected by accepting inventory from some customers. These inventory exchanges are non-monetary transactions, which the Former Auditor believed should not have resulted in the recognition of revenue and profit on the related original sales. Management of the Company believed that its recognition policy was in accordance with industry standards. The Former Auditor proposed an adjustment to reverse the original profit relating to these exchanges. No amount was recorded in the first quarter as management believed that it had excess reserves in inventory and had overaccrued on certain liabilities, which would negate any impact on the quarterly results. In connection with limited review procedures performed on the quarter ended June 30, 1997, the Former Auditor raised issues with respect to (i) a sale for $240,000 recorded in June 1997 which may not have been shipped until July 3, 1997, (ii) the level of bad debt and credit memo reserves, which on the basis of limited testing by the Former Auditor, was believed by it to be in the range of $125,000 to $250,000 low, and (iii) additional inventory exchanges recorded in the second quarter. In response to discussions with the Former Auditor concerning these items, the Company adopted the recommendation to increase the reserves for bad debts and credit memos to $346,000 and reversed several excess accrued liabilities and part of its inventory reserves. The Company also made the adjustment necessary to reverse the $240,000 sale transaction in question. The Former Auditor expressed concern that further adjustments may be required upon completion of the review of the matters addressed in the Letter.

     Subsequent to the issuance of the press release by the Company of its second quarter 1997 results and prior to the Company's filing of its second quarter 1997 Form 10-Q, which did include known adjustments recommended by the Former Auditor, the Former Auditor requested and the Company agreed to delay the filing of a registration statement for a secondary offering until certain allegations brought to the attention of the Former Auditor were completely reviewed and evaluated as to the potential impact on the Company's previously released financial reports.

     The Company expressed a concern to the Former Auditor regarding numerous changes of experienced personnel, including the audit partners, and as to whether these changes were the cause of increasing audit costs.

     The Company authorized the Former Auditor to respond fully to the inquiries of the successor auditor concerning the subject matter of each of the foregoing disagreements.

     On July 24, 1997, the Former Auditor notified an outside director that it had become aware of information from an informant(s) regarding the Company's practices, including allegations of falsification of documents given to the Former Auditor and allegations of improper financial reporting and, based upon a limited procedural review, the Former Auditor reiterated its concern about the filing for a secondary offering. The Company had previously agreed to delay the secondary offering based upon the Former Auditor's disclosure to management that the Former Auditor needed more time to perform additional tests of the Company's internal controls and reporting procedures. The Former Auditor then requested a meeting with all of the outside directors of the Company.

     On July 25, 1997, two of the outside directors, the Company's securities counsel, and representatives of the Former Auditor participated in a conference call wherein the Former Auditor informed the directors that the allegations included (i) the existence of previously undisclosed related party transactions, (ii) falsified documents, such as shipping documents, receiving reports, and purchase orders, (iii) fictitious sales and exchanges of inventory, and (iv) improper recording of sales and receivable agings to misrepresent the characterization of accounts receivable.

     On July 25, 1997, the Board of Directors of the Company appointed the three non-employee directors to serve on the Company's Audit Committee. On July 28, 1997, the Audit Committee engaged the Former Auditor to conduct an investigation into the allegations. On
August 9, 1997, the Former Auditor participated in a conference call with two of the members of the Audit Committee and special counsel to the Company to update the status of the investigation work. The Former Auditor reported that they believed that some of the allegations had proven correct, most significantly, that false invoices had been created and sent to the Company's former bank in order to obtain financing on the accounts receivable and working capital lines. In addition, the Former Auditor reported that there had been an admission by a Company employee that a falsified document was prepared purporting to document an inventory exchange and that the false document had been provided to the Former Auditor in connection with its limited review procedures in the first quarter of 1997. The Former Auditor also recommended that the Board replace or suspend the Chief Executive
Officer, bring in a senior management person to direct the Company's investigation, and discuss requirements for disclosure of the investigation with its legal counsel.

     On August 12, 1997, the Audit Committee engaged the services of Kenneth
A. Lipinski, an independent consultant reporting directly to the Audit Committee who was subsequently hired as the Company's interim Chief Operating Officer, to work with the Former Auditor in connection with the investigation, to monitor the performance of the Company's accounting personnel, and to make recommendations to the Audit Committee with respect to the subject matter of the allegations.

     On August 29, 1997, the consultant and two members of the Audit Committee met with the Former Auditor to discuss the status of the Former Auditor's investigation. At the meeting, the Former Auditor indicated that on August 28, 1997 it internally came to the conclusion that the December 31, 1996 financial statements were materially misstated and the Former Auditor delivered the Letter to the Company.

     On November 18, 1997, the Company's Audit Committee engaged Grant Thornton LLP (the "New Auditor") as its independent auditors. The
Registrant's Board of Directors approved the decision to engage the New
Auditor.

VOTE REQUIRED

     The affirmative vote of a majority of the outstanding Shares is required
to approve this proposal.   Management intends to vote "FOR" the proposal to
ratify the auditors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE AUDITORS, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.


                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholders proposals intended for inclusion in next years proxy statement should be sent via certified mail-return receipt requested to Bruce H. Haglund, Secretary, Aviation Distributors, Inc., One Capital Drive, Lake Forest, California 92630, and must be received by March 1, 1999.

                        MISCELLANEOUS AND OTHER MATTERS

     Management knows of no matters to come before the Meeting other than those specified herein. If any other matter should come before the Meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

DOCUMENTS INCORPORATED BY REFERENCE

     The Company specifically incorporates the Financial Statements for the year ended December 31, 1997, filed as part of the 1997 Annual Report on Form 10-KSB in response to Item 13 of the 10-KSB. The Annual Report and attached Financial Statements should have been enclosed in the mailing containing this Proxy Statement. If you did not receive a copy of the Annual Report and attached Financial Statement, please contact the Company and request that the information be sent to you. A copy of the 1997 Annual Report may be obtained from the Company without cost to the requesting stockholder by contacting the Company.

     A COPY OF THE COMPANY'S CURRENT ANNUAL REPORT ON FORM 10-KSB AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, IS BEING MAILED TO EACH STOCKHOLDER TOGETHER WITH THIS PROXY STATEMENT. ADDITIONAL COPIES MAY BE OBTAINED BY STOCKHOLDERS WITHOUT CHARGE BY WRITING TO: AVIATION DISTRIBUTORS, INC., ONE CAPITAL DRIVE, LAKE FOREST, CALIFORNIA 92630. COPIES OF ANY EXHIBITS TO THE ANNUAL REPORT, SPECIFICALLY LISTED IN THE ANNUAL REPORT, MAY BE OBTAINED BY STOCKHOLDERS WITH A CHARGE EQUAL TO THE COMPANY'S COST TO COPY AND SEND ANY REQUESTED EXHIBIT.

                                 [SIDE ONE OF CARD]






                            AVIATION DISTRIBUTORS, INC.

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 14, 1998


     The undersigned hereby constitutes and appoints Bruce H. Haglund and Gary L. Joslin, and each of them, the true and lawful attorneys, agents, and proxies of the undersigned, with full power of substitution, to vote with respect to all the shares of Common Stock, par value $.001, of AVIATION DISTRIBUTORS, INC., standing in the name of the undersigned at the close of business on June 30, 1998, at the Annual Meeting of Stockholders to be held August 14, 1998, and at any and all adjournments and postponements thereof, to vote:

1.   Election of Directors:   _____    FOR all nominees listed below
                                       (Except as marked to the contrary below)

                              _____    WITHHOLD AUTHORITY

     BRUCE H. HAGLUND, GARY L. JOSLIN, DANIEL C. LEWIS, SALEEM S. NABER and WILLIAM T. WALKER.


2. To consider and ratify the appointment of GRANT THORNTON LLP as independent auditor of the Company for the fiscal year ending December 31, 1998:

     _____ FOR           _____ AGAINST           _____ ABSTAIN


3. In their discretion, the Board of Directors is authorized to vote this Proxy upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

                                 [SIDE TWO OF CARD]







     The shares represented by this Proxy will be voted in the manner directed herein by the undersigned stockholder. If no directions to the contrary are made, this Proxy will be voted FOR the election of all of the director nominees named above and FOR approval of Proposals 2 and 3 if necessary.


                                   DATED:     ______________________, 1998

                                              _____________________________
                                                       (Signature)

                                              _____________________________
                                               (Signature if held jointly)


                              IMPORTANT: Please sign exactly as your name appears above. Each joint owner should sign. Executors, administrators, trustees, should give full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

                              Please mark, sign, date and return promptly.

                                       THIS PROXY IS BEING SOLICITED
                                    ON BEHALF OF THE BOARD OF DIRECTORS
                                       OF AVIATION DISTRIBUTORS, INC.